PARTNERSHIP AGREEMENT

THIS AGREEMENT (the "Agreement) is made as of the 1 day of January, 2020,

By and Between: METZ PROPERTIES LLC, a *California Limited Liability Company* (the "First Party"), with its corporate office located at 31461 Avenida de la Vista, San Juan Capistrano, CA 92675

, **And** ZELEAF, LLC, a *California Limited Liability Company* (the "Second Party," and collectively, the "Parties"), with its office located at 7745 Arjons dr., San Diego, CA 92126

WHEREAS the First Party is engaged in the business of; Property Leasing and Management.

WHEREAS the Second Party is engaged in the business of; Hemp Cultivation

WHEREAS the Parties wish to join together in a partnership for the purpose of; Risk Management.

NOW THEREFORE BE IT RESOLVED, in consideration of the mutual covenants, promises, warranties and other good and valuable consideration set forth herein, the Parties agree as follows:

1. Purpose. The Joint Venture shall be formed for the purpose of: Allowing Second Party access to a lease rate of 1/3 market value in exchange for First Party having the opportunity to share in the success of Second Party's efforts.

2.Contributions.

a. The Parties shall each make a contribution to the partnership according to the following terms:

i. First Party's Contribution: Provisioning a year lease rate of $5000.00 per month for property with a market value of $15,000 per month; a $120,000 yearly discount.

ii. Second Party's Contribution: Management of all activity inside structure including labor, materials, and resources to operate business.

3. Distribution of Profits. Any and all monies collected be Second Party shall be held and distributed to the First Party in the following proportion: For each plant produced (excluding mother stock), Second Party shall pay First party an amount of one dollar ($1.00), within 15 days of sale.

4. Management. The partnership shall be managed according to the following terms:

a. First Party will be responsible for delivering a functional, 22,000 square foot greenhouse shell including basic temperature controls, fans and wet walls. This does NOT include irrigation, benches, heating systems or fertigation.

b. Second Party shall be responsible for all costs associated with building mother stock, and producing young plants included but not limited to: Labor, materials, power/water, waste disposal, and maintenance of facility.

5. Term. This Agreement shall remain in full force and effect, for a period of one year from the date of this Agreement (the "Initial Term"). Upon the expiration of the Initial Term, the Agreement will not be automatically renewed. At any time, this Agreement may also be terminated by mutual written consent of the Parties. If this Agreement either expires or is terminated, the Partnership shall be terminated as well, and all Parties' obligations under this Agreement with respect to the operation and administration of the Joint Venture shall no longer have force or effect.

6. Confidentiality. Any information pertaining to either Party's business to which the other Party is exposed as a result of the relationship contemplated by this Agreement shall be considered to be "Confidential Information." Neither Party may disclose any Confidential Information to any person or entity, except as required by law, without the express written consent of the affected Party.

7. Assignment. Neither Party may assign or transfer their respective rights or obligations under this Agreement without prior written consent from the other Party. Except that if the assignment or transfer is pursuant to a sale of all or substantially all of a Party's assets, or is pursuant to a sale of a Party's business, then no consent shall be required. In the event that an assignment or transfer is made pursuant to either a sale of all or substantially all of the Party's assets or pursuant to a sale of the

pursuant to a sale of the business, then written notice must be given of such transfer within 10 days of such assignment or transfer.

8. Governing Law. This Agreement shall be construed in accordance with, and governed in all respects by, the laws of the State of _California_, without regard to conflicts of law principles.

9. Counterparts. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

10. Notice. Any notice required or otherwise given pursuant to this Agreement shall be in writing and mailed certified return receipt requested, postage prepaid, or delivered by overnight delivery service, addressed as follows:

If to First Party:	PO Box 220 San Juan Capistrano, CA 92693
If to Second Party:	7745 Arjons dr. San Diego, CA 92126

11. Headings. The headings for section herein are for convenience only and shall not affect the meaning of the provisions of this Agreement.

12. Entire Agreement. This Agreement constitutes the entire agreement between First Party and Second Party, and supersedes any prior understanding or representation of any kind preceding the date of this Agreement. There are no other promises, conditions, understandings or other agreements, whether oral or written, relating to the subject matter of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed the day and year first above written.

FIRST PARTY

[signature]

Signature

MICHAEL BOSHART

Print Name

MANAGING MEMBER

Title

SECOND PARTY

[signature]

Signature

KARL METZ

Print Name

Metz Properties, LLC

Title